EXHIBIT 99

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                                                           FOR IMMEDIATE RELEASE

Contact:
Kathy Boyle
Sodexho Marriott Services
301-987-4330

               SODEXHO MARRIOTT SERVICES AWARDED U.S. MARINE CORPS
                              FOODSERVICE CONTRACT

                  LARGEST MILITARY DINING CONTRACT EVER AWARDED

GAITHERSBURG, MD--March 15, 2001--Sodexho Marriott Services (NYSE: SDH) announced today that it has been awarded two contracts of up to eight years each to provide food and related facilities services at all Marine Corps garrison mess halls within the Continental United States. The two contracts are currently valued at over $850 million. Sodexho Marriott Services will serve 55 garrison mess hall locations in Arizona, California, North Carolina, South Carolina, Virginia and Washington D.C.

         "We are proud to have been selected by the U.S. Marine Corps," said Tom Mulligan, president, Corporate Services for Sodexho Marriott Services. "We believe the cost savings we will provide the Marine Corps and our leadership in food technology and food safety made us the leading company in the selection process."

                                     -more-


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PAGE 2--MARINE CORPS CONTRACT

         Mulligan notes that quality of life issues have become increasingly important as the U.S. military competes with private employers to attract and retain the most highly skilled workers.

         "Sodexho Marriott's mission is to create and offer services that improve the quality of daily life for our clients and customers, and we believe our services play a role in helping companies attract and retain skilled employees," said Mulligan. "We will bring the same high quality of service and expertise we provide at other military sites, such as Kwajlein Atol Army Base and Guam Navy Base, to benefit the Marine Corps."

         Sodexho Marriott Services, Inc. is the largest provider of food and facilities management in North America, with $4.7 billion in annual sales. Sodexho Marriott offers a variety of innovative outsourcing solutions, including food service, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, vending, conference center management, and laundry services to corporations, health care facilities, schools, universities and colleges, military installations and remote sites. Headquartered in Gaithersburg, MD, the company has 111,000 employees at 5,000 locations across the U.S. and Canada.
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